Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 19, 2003)           Registration Number 333-106391



                                  $420,000,000

                            COMVERSE TECHNOLOGY, INC.

             Zero Yield Puttable Securities (ZYPS) due May 15, 2023
                  initially convertible into 23,366,574 shares
                   of Common Stock, par value $.10 per share

                              ---------------------

           This prospectus supplement relates to the resale by holders of our Zero Yield Puttable Securities (ZYPS) due May 15, 2023, or ZYPS, and the shares of common stock issuable upon conversion of the ZYPS. This prospectus supplement is part of and should be read in conjunction with our prospectus dated August 19, 2003, and the information incorporated therein by reference.


           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

          The date of this prospectus supplement is September 16, 2003.

           The information appearing in the following table supplements the information in the table under the caption "Selling Holders," beginning on page 36 of our prospectus and was provided by or on behalf of the selling holders.

                                                PRINCIPAL                           NUMBER OF                       NUMBER OF SHARES
                                             AMOUNT OF ZYPS                        SHARES OF         NUMBER OF      OF COMMON STOCK
                                              BENEFICIALLY       PERCENTAGE OF    COMMON STOCK       SHARES OF      BENEFICIALLY
                                               OWNED AND             ZYPS        BENEFICIALLY       COMMON STOCK     OWNED AFTER
SELLING HOLDER                               OFFERED HEREBY       OUTSTANDING      OWNED(1)(2)      TO BE SOLD(1)    THE OFFERING(2)
--------------                               --------------       -----------      -----------      -------------    ---------------
ATSF-Transamerica Convertible
Securities..................................     6,000,000             1.43%         333,808            333,808            --

DBAG London.................................       200,000               *            11,126             11,126            --

Guggenheim Portfolio Co. XV, LLC(3).........        50,000               *             2,781              2,781            --

IDEX - Transamerica Convertible
Securities Fund.............................     2,800,000               *           155,777            155,777            --

Lehman Brothers Inc.(4).....................    62,041,000            14.77%       3,451,632(5)       3,451,632            --

Pacific Life Insurance Company..............     1,000,000               *            55,634             55,634            --

RCG Latitude Master Fund, LTD.(6)...........       500,000               *            27,817             27,817            --

RCG Multi-Strategy Master Fund, LTD.(7).....       400,000               *            22,253             22,253            --

Stonebridge Life Insurance..................       750,000               *            41,726             41,726            --

Transamerica Life Insurance &
Annuities Co................................    10,000,000             2.38%         556,347            556,347            --

XAVEX-Convertible Arbitrage #5(8)...........        50,000               *             2,781              2,781            --


-----------------------------------------
*                   Less than 1%.

(1) Assumes conversion of the full amount of ZYPS held by such holder at the initial conversion rate of 55.6347 shares per $1,000 principal amount of ZYPS; such conversion rate is subject to adjustment as described under "Description of the ZYPS--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the ZYPS may increase or decrease from time to time. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the ZYPS. Furthermore, the rights of the holders of ZYPS to convert their ZYPS into shares of common stock are subject to certain conditions described under "Description of ZYPS - Conversion Rights."

(2) Except as set forth in footnote 5, the number of shares of common stock beneficially owned by each holder named in this prospectus supplement is less than 1% of CTI's outstanding common stock as of September 15, 2003.



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
(3) Does not include $867,000 aggregate principal amount of ZYPS and 48,235 shares of common stock issuable upon conversion thereof that were previously listed on the prospectus, dated August 19, 2003, under the caption "Selling Holders" as being beneficially owned by the named selling holder.

(4) Does not include $20,260,000 aggregate principal amount of ZYPS and 1,127,159 shares of common stock issuable upon conversion thereof that were previously listed on the prospectus, dated August 19, 2003, under the caption "Selling Holders" as being beneficially owned by the named selling holder. Lehman Brothers Inc. has acted as manager or co-manager of offerings of our securities (including the ZYPS) within the past three years.

(5) Represents beneficial ownership of approximately 1.78% of CTI's outstanding common stock as of September 15, 2003.

(6) Does not include $4,225,000 aggregate principal amount of ZYPS and 235,056 shares of common stock issuable upon conversion thereof that were previously listed on the prospectus dated, August 19, 2003, under the caption "Selling Holders" as being beneficially owned by the named selling holder.

(7) Does not include $433,000 aggregate principal amount of ZYPS and 24,089 shares of common stock issuable upon conversion thereof that were previously listed on the prospectus dated, August 19, 2003, under the caption "Selling Holders" as being beneficially owned by the named selling holder.

(8) Does not include $650,000 aggregate principal amount of ZYPS and 36,162 shares of common stock issuable upon conversion thereof that were previously listed on the prospectus dated, August 19, 2003, under the caption "Selling Holders" as being beneficially owned by the named selling holder.




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